Exhibit 10.2

SCHEDULE

to the

ISDA MASTER AGREEMENT

dated as of

June 30, 2004 and

Amended and Restated as of August 16, 2005

between

J. ARON & COMPANY,

a general partnership organized under the laws of the State of New York

(“J. Aron”),

and

BELDEN & BLAKE CORPORATION, a corporation organized under the laws of the State of Ohio (as successor to Capital C Ohio, Inc.),

(“Belden & Blake”).

Part 1. Termination Provisions.

(a)	“Specified Entity”

(i)	means, in relation to J. Aron, not applicable; and

(ii)	means, in relation to Belden & Blake, not applicable

(b)	“Specified Transaction” will have the meaning specified in Section 14 of the Agreement and will also include any transaction that is or includes a forward, swap, future or option on or involving any commodity (including, but not limited to, natural gas and oil).

(c)	The “Cross Default” provisions of Section 5(a)(vi) will apply to J. Aron and any Credit Support Provider of J. Aron and to Belden & Blake and any Credit Support Provider of Belden & Blake, provided that (i) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) so that only Specified Indebtedness that has actually been accelerated triggers this Event of Default; and (ii) the following language shall be added to the end thereof: “Notwithstanding the foregoing, the default shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; and (ii) with respect to a default under subsection (2) hereof, funds were available to enable the party to make the payment when due, and the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”

“Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement.

(d)	“Threshold Amount” means in relation to J. Aron, US$50,000,000 (or its equivalent in another currency) and in relation to Belden & Blake, US$10,000,000 (or its equivalent in another currency).

(e)	For the period from the date of this Amended and Restated Schedule to and including April 30, 2009 (but not thereafter) the “Credit Event Upon Merger” provisions of Section 5(b)(iv) will apply to J. Aron and will apply to Belden & Blake. Also, Section 5(b)(iv) is amended in its entirety to read as follows:

(iv) Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X (other than a subsidiary of Belden & Blake) or any applicable Specified Entity of X (A) consolidates or amalgamates with, or merges with or into, another entity, (B) transfers all or a substantial portion of its assets (it being understood that for this purpose “a substantial portion” means assets having an aggregate value of 40% or more of the total consolidated assets of Belden & Blake) to, another entity, (C) reorganizes, incorporates, or reconstitutes into or as, another entity, (D) effectuates a recapitalization, liquidating dividend, leveraged buy-out, other similarly highly-leveraged transaction, (E) redeems any indebtedness (other than, in the case of Belden & Blake, its 8.75% Senior Secured Notes due 2012), or (F) purchases any of its equity, and in each case such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party).

(f)	The “Automatic Early Termination” provision of Section 6(a) will not apply to J. Aron or to Belden & Blake.

(g)	Payments on Early Termination. For the purpose of Section 6(e):

(i)	Market Quotation will apply.(ii) The Second Method will apply.

(h)	“Termination Currency” means United States Dollars.

(i)	Section 5(a): A default under any Additional Event of Default with respect to Belden & Blake or under Part 5 (l) or (m) of this Schedule shall constitute an Event of Default under Section 5(a)(ii) in respect of which there shall be no cure period.

(j)	Additional Events of Default with respect to Belden & Blake. Section 5(a) is hereby amended by including the following as clause (ix) and upon the occurrence of one or more of the events or circumstance set forth in such clause (ix) an Event of Default shall have occurred with respect to Belden & Blake as Defaulting Party:

“(ix) Additional Events of Default With Respect to Belden & Blake:

(a)	At any time on or before April 30, 2009 a Change of Control shall occur without J. Aron’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(b)	Belden & Blake or any of its Restricted Subsidiaries, directly or indirectly, creates, incurs, assumes or guaranties, or otherwise becomes or remains, directly or indirectly, liable for or in respect of any Indebtedness that benefits from a first priority Lien on any of the assets of Belden & Blake or any of its Restricted Subsidiaries, other than Permitted First Priority Secured Indebtedness.

(c)	Belden & Blake or any of its Restricted Subsidiaries, directly or indirectly, creates, incurs, assumes or guaranties, or otherwise becomes or remains, directly or indirectly, liable for or in respect of any Indebtedness that benefits from a second priority Lien on any of the assets of Belden & Blake or any of its Restricted Subsidiaries, other than Permitted Second Priority Secured Indebtedness.

(d)	There shall be a material change in the standards for redetermination of the Borrowing Base (as defined in the Borrowing Base Facility) from those generally used by the Lenders under the Borrowing Base Facility as reflected by the standards in effect on the initial closing date thereof (the “Closing Date Standards”), the effect of which is to increase the Borrowing Base to an amount above that which would otherwise be calculated if such Closing Date Standards had been applied.

(e)	Belden & Blake shall pay any principal or interest on the Parent Indebtedness, or make any dividend or distribution or otherwise repurchase or redeem any Parent Equity, in each case except as permitted under the terms of the Borrowing Base Facility in the form entered into as of the date of its execution and without regard to any subsequent waiver, amendment, modification or termination.

(f)	Belden & Blake shall enter into one or more Hedge Transactions that are not Permitted Hedge Transactions.”

(k)	Early Termination. Notwithstanding anything to the contrary in Section 6(a) or Section 6(b), the parties agree that the Non-defaulting Party or the party that is not the Affected Party (in a case where a Termination Event under Section 5(b)(iv) has occurred) is not required to terminate the Transactions on a single day, but rather may terminate the Transactions over a commercially reasonable period of time (not to exceed three days) (the “Early Termination Period”). The last day of the Early Termination Period shall be the Early Termination Date for purposes of Section 6.

(l)	Additional Representation of Belden & Blake. Belden & Blake represents to J. Aron as of the date of this Agreement and after giving effect to the transactions contemplated to occur in connection with the Acquisition (as defined in the Borrowing Base Facility) the sum of total Parent Equity plus total Parent Indebtedness is an amount not less than $34,000,000.

Part 2. Tax Representations.

(a)	Payer Tax Representations. For the purposes of Section 3(e), J. Aron and Belden & Blake make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purposes of Section 3(f), each of J. Aron and Belden & Blake make the following representations:

(i)	It is not acting as an agent or intermediary for any foreign person with respect to the payments received or to be received by it in connection with this Agreement.

(ii)	It is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

Part 3. Agreement to Deliver Documents

(a) For the purpose of Section 4(a):

Tax forms, documents, or certificates to be delivered are:

Party required to		Date by which
deliver document	Forms/Documents/Certificates	to be delivered
J. Aron and Belden & Blake	United States Internal Revenue Service Form W-9, or any successor form.	(i) On a date which
is before the first
Scheduled Payment
Date under this
Agreement, (ii)
promptly upon
reasonable demand
by the other party,
and (iii) promptly
upon learning that
any such form
previously provided
by such party has
become obsolete,
incorrect, or
ineffective.

(b)	Other documents to be delivered are:

Party required to		Date by which to be	Covered by Section
deliver	Form/Document/Certificate	delivered	3(d) Representation
Upon execution of
this Agreement and
promptly following
J. Aron and Belden		reasonable demand
& Blake	Evidence of authority of signatories	by the other party	Yes

J. Aron	Guaranty of J. Aron’s Credit	Upon execution of	No
	Support Provider	this Agreement, if	—
not already
provided
	Guaranties of Belden & Blake’s	Upon execution of
	Credit Support Providers and each	this Amended and
	of the Credit Support Documents in	Restated Schedule,
	relation to Belden & Blake’s	if not previously
Belden & Blake	obligations hereunder	provided	No

In the case of
audited annual
financial
statements, within
90 days following
the end of the
relevant fiscal
year, and in the
case of unaudited
quarterly financial
statements, within
45 days of the
relevant quarterly
period (it being
understood and
agreed that the
filing of such
	Copy of the most recent audited	financial
	annual financial statements and/or	statements with the
	of the unaudited quarterly	Securities and
	financial statements of, in the	Exchange Commission
	case of J. Aron, The Goldman Sachs	shall be deemed to
	Group, Inc. or its successor	constitute delivery
J. Aron and Belden	(“Goldman Group”), and, in the case	for purposes of
& Blake	of Belden & Blake, Belden & Blake.	this provision	Yes

Belden & Blake	Semi-annual	Date the	Yes
	Engineering Report	Engineering Report	—
	(as defined in the	is required to be
	Borrowing Base	provided under the
	Facility)	Borrowing Base
Facility
Belden & Blake	Copy of each of the	At the time such	Yes
	periodic reports,	reports,	—
	certificates and	certificates and
	other documentation	other documentation
	required to be	is required to be
	provided to the	provided to the
	Lenders under	Lenders under the
	Section 5.1 of the	Borrowing Base
	Borrowing Base	Facility
Facility
Legal Opinion as to
the authorization,
execution and
delivery of this
Agreement and the
legal, valid and
binding nature of
this Amended and
Restated Schedule
to this Agreement
against it and the
enforceability of
the Security
Documents and the
validity of the
security interests
granted thereunder
to the extent
	provided for the	Contemporaneous
	closing of the	with the execution
J Aron and Belden &	Borrowing Base	of this Amended and
Blake	Facility.	Restated Schedule	No

Part 4. Miscellaneous

(a)	Addresses for Notices. For the purpose of Section 12(a):

Address for notices or communications to J. Aron:

Address: J. Aron & Company

85 Broad Street

New York, New York 10004

NATURAL GAS

Attention: Energy Operations

Telephone: (212) 357-0326

Facsimile: (212) 493-9849

OIL

Attention: Energy Operations

Telephone: (212) 357-0326

Facsimile: (212) 493-9849

Address for notices or communications to Belden & Blake:

Address: Belden & Blake Corporation

5200 Stoneham Road

North Canton, OH 44720-0500

Attention: Chief Financial Officer

Telephone: (330) 498-5737

Facsimile: (330) 498-8737

with a copy to: Enervest Management Partners, Ltd. 1001 Fannin St. , Suite 800 Houston, Tx. 77002-6708 Attn: Mr. James M. Vanderhider Executive Vice President

(b)	Process Agent. For the purpose of Section 13(c):

J. Aron appoints as its Process Agent: Not applicable.

Belden & Blake appoints as its Process Agent: Not applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c):

J. Aron is not a Multibranch Party.

Belden & Blake is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is J. Aron.

(f)	Credit Support Document. Details of any other Credit Support Document, each of which is incorporated by reference in, and made part of, this Agreement and each Confirmation (unless provided otherwise in a Confirmation) as if set forth in full in this Agreement or such Confirmation:

With respect to Belden & Blake, any guaranty or other form of credit support provided on behalf of Belden & Blake at any time shall constitute a Credit Support Document with respect to the obligations of Belden & Blake. Each of the Collateral Trust Agreement and the mortgages, security agreements and pledge agreements constituting Security Documents (as defined in the Collateral Trust Agreement), other than any such Security Documents that do not secure Hedge Agreement Obligations (as defined in the Collateral Trust Agreement) (collectively referred to herein as the “Collateral Documents”) shall constitute Credit Support Documents with respect to Belden & Blake. Belden & Blake and J. Aron acknowledge and agree that such Collateral Documents constitute a source of credit support for the obligations of Belden & Blake that is separate from, independent of, and not limited by, the Credit Support Annex.

With respect to J. Aron, the guaranty by The Goldman Sachs Group, Inc. (“Goldman Group”) in favor of Belden & Blake as beneficiary thereof shall constitute a Credit Support Document with respect to the obligations of J. Aron.

(g)	Credit Support Provider.

Credit Support Provider means in relation to J. Aron, Goldman Group.

Credit Support Provider means in relation to Belden & Blake, each of the wholly owned subsidiaries of Belden & Blake that are Guarantors under the Borrowing Base Facility and any party that at any time provides a guaranty or other form of credit support on behalf of Belden & Blake but shall not include any issuer of a Letter of Credit under the terms of the Credit Support Annex.

(h)	Governing Law. Section 13(a) is hereby replaced with the following:

(i)	Governing Law. This Agreement, each Transaction entered into hereunder, and all matters arising in connection with this Agreement will be governed by, and construed and enforced in accordance with, the law of the State of New York.

(i)	Jurisdiction. Section 13(b) is hereby amended by:

(i)	deleting in the second line of subparagraph (i) thereof the word “non-”; and

(ii)	deleting the final paragraph thereof.

(j)	Netting of Payments. Subparagraph (ii) of Section 2(c) will not apply to Transactions.

Part 5. Other Provisions.

(a)	Accuracy of Specified Information. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period, the phrase “or, in the case of audited or unaudited financial statements, a fair presentation in all material respects of the financial condition of the relevant person subject, in the case of any unaudited financial statements, to changes resulting from audit and normal year-end adjustments.”

(b)	Scope of Agreement. Notwithstanding anything contained in this Agreement to the contrary, any transaction which may otherwise constitute a “Specified Transaction” for purposes of this Agreement which has been or will be entered into between J. Aron and Belden & Blake, shall constitute a “Transaction” which is subject to, governed by, and construed in accordance with the terms of this Agreement, unless the Confirmation thereto expressly provides otherwise.

(c)	Additional Representations. The parties agree to amend Section 3 by adding new Sections 3(g), (h), (i), and (j) as follows:

(i)	Eligible Contract Participant. It is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act.

(ii)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(iii)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(iv)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(d)	Transfer. The following amendments are hereby made to Section 7:

(i)	In the third line, insert the words “which consent will not be arbitrarily withheld or delayed,” immediately before the word “except”; and

(ii)	in clause (a), insert the words “or reorganization, incorporation, reincorporation, or reconstitution into or as,” immediately before the word “another.”

(iii)	The following new sentence is added after clause (b): “Nothing in this Section 7 shall prevent (A) a party from granting a security interest in this Agreement and the Transactions entered into pursuant to this Agreement to secure its obligations to its creditors or any one or more groups of its creditors and (B) such party’s secured creditors from exercising remedies available to them in respect of this Agreement; provided, however, that in all cases the grant of such a security interest and the exercise of such remedies shall be subject to the rights of the other party to this Agreement to exercise its contractual and other rights (including, without limitation, the right to designate an Early Termination Date and effect rights to terminate, liquidate and net Transactions, to exercise rights with respect to Posted Credit Support and to exercise rights of set-off).”

(e)	Consent to Recording. The parties agree that each party or its agent may electronically record all telephone conversations between them, with or without the use of a warning tone, and that, it may be used in a Proceeding solely for the purpose of establishing, and only to the extent reasonably necessary to establish, the existence of a Transaction and the terms thereof.

(f)	Definitions. The following amendments are hereby made to Section 14:

(i)	“Default Rate” shall be the overnight London Interbank Offered Rate, as determined by the relevant payee in a commercially reasonable manner plus 1%, and

(ii)	“Termination Currency” means U.S. Dollars.

(g)	Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties to this Agreement; provided, however, that this Agreement shall be deemed to be invalid and unenforceable if any provision of Sections 1(c), 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with, any such Section) shall be so held to be invalid or unenforceable.

(h)	Set-off. The parties agree to amend Section 6 by adding a new Section 6(f) as follows:

“(f) Upon the occurrence of an Event of Default or Termination Event under Section 5(b)(iv) with respect to a party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (whether or not matured or contingent and whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y owed to X (whether or not matured or contingent and whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f).

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

(i)	Definitions. This Agreement, each Confirmation and each Transaction is subject to the 2000 ISDA Definitions and the 1993 ISDA Commodity Derivatives Definitions as supplemented by the 2000 Supplement to the 1993 ISDA Commodity Derivatives Definitions as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) and the 1998 FX and Currency Option Definitions as published by ISDA, the Emerging Markets Traders Association, and the Foreign Exchange Committee (together, the “Definitions”), and will be governed in all respects by the Definitions (except that references to “Swap Transactions” in the Definitions will be deemed to be references to “Transactions”). The Definitions are incorporated by reference in, and made part of, this Agreement and each Confirmation as if set forth in full in this Agreement and such Confirmations. In the event of any inconsistency between the provisions of this Agreement and the Definitions, this Agreement will prevail. Subject to Section 1(b), in the event of any inconsistency between the provisions of any Confirmation, this Agreement, and the Definitions, such Confirmation will prevail for the purpose of the relevant Transaction.

(j)	Market Disruption Events; Disruption Fallbacks. The following will constitute Market Disruption Events within the meaning of the Definitions: Price Source Disruption, Trading Suspension, Disappearance of Commodity Reference Price, Material Change in Formula, Material Change in Content. In the event of a Market Disruption Event, the following Disruption Fallbacks will apply in the order specified: (i) Fallback Reference Price, (ii) Postponement (with two Maximum Days of Disruption), (iii) Negotiated Fallback, (iv) Fallback Reference Dealers, and (v) Calculation Agent Determination. “Additional Market Disruption Events” shall apply only if so specified in the relevant Confirmation.

(k)	Waiver of Trial by Jury. Each party hereby irrevocably waives any and all right to trial by jury in any Proceeding.

(l)	Collateral. So long as any Transaction is outstanding under this Agreement and until termination of the obligations of Belden & Blake under this Agreement and except to the extent that J. Aron is otherwise secured by (i) one or more Letters of Credit or (ii) a first priority Lien on the collateral identified in the Collateral Documents, J. Aron shall have the benefit of a second priority Lien in the collateral identified in the Collateral Documents. Other than as provided in the Collateral Trust Agreement and the other Collateral Documents, no such Collateral shall be released by Belden & Blake or any other owner of such Collateral without the prior written consent of J. Aron.

(m)	Reduction of Hedges Following Asset Sale. In the event that Belden & Blake consummates an Asset Sale (as such term is defined in the Borrowing Base Facility) and, after giving effect to any reinvestment of the proceeds from such Asset Sale during the 360 day period following such Asset Sale, the production volume which is hedged in each calendar month exceeds the Applicable Percentage of expected production from Proved Developed Producing Reserves (as such term is defined in the Borrowing Base Facility), in each case as determined based on the most recent Engineering Report delivered pursuant to the Borrowing Base Facility as adjusted to the extent applicable, for such Asset Sale and reinvestment, if any, and any other acquisitions consummated after the effective date of such Engineering Report, then the parties shall mutually agree to ratably reduce the aggregate notional quantity which is hedged for any relevant Determination Period (as specified in the relevant Confirmation) thereafter under the Transactions and any other Permitted Hedge Transactions to which Belden & Blake is a party from and including the Determination Period in which such excess is determined, by a mutually agreed quantity per Determination Period (each a “Reduction Quantity”) such that Belden & Blake’s hedged volume (after the ratable reduction of Transactions and other Permitted Hedge Transactions) does not exceed the Applicable Percentage of expected production from Proved Developed Producing Reserves, in each case as determined based on the most recent Engineering Report delivered pursuant to the Borrowing Base Facility as adjusted to the extent applicable, for such Asset Sale and reinvestment, if any. The Transactions’ ratable share of each such Reduction Quantity shall be treated as a “Terminated Transaction” and the date on which the determination of the Reduction Quantities is made shall be treated as an Early Termination Date with respect thereto for purpose of determining whether a settlement amount is owing between the parties, which settlement amount (if any) shall be determined with respect to the Reduction Quantities in accordance with Section 6(e)(ii)(1) of this Agreement with Belden & Blake being the sole Affected Party. For purposes of this provision, “Applicable Percentage” means the greater of the percentage of production volume which is hedged in each calendar month immediately preceding and before giving effect to such Asset Sale and 75%.

(n)	Bankruptcy. For purposes of this Agreement, Section 5(a)(vii) is hereby modified by deleting the number “30” as it appears after the word “within” and before the word “days” in the tenth and eighteenth lines thereof and inserting the number “60” in place thereof.

(o)	Tax Event. For purpose of this Agreement, Section 5(b)(ii) is hereby amended to delete the words “, or there is a substantial likelihood that it will,” as they appear after the word “will” and before the word “on” in the fourth line thereof.

(p)	Confirmations. Section 9(e)(ii) is hereby amended by deleting the second sentence thereof and inserting the following in its place:

“On or promptly following a Trade Date of a Transaction, J. Aron will send to Belden & Blake a Confirmation. Belden & Blake will promptly thereafter confirm the accuracy of, or require the correction of, such Confirmation. If any disputes shall arise as to whether an error exists in a Confirmation, the parties shall in good faith make reasonable efforts to resolve the dispute. If Belden & Blake fails to accept or dispute the Confirmation in the manner described above within five (5) Local Business Days after such Confirmation was sent by J. Aron, the Confirmation shall be deemed to correctly reflect the parties’ agreement on the terms of the Transaction referred to therein, absent manifest error.

(q)	LIMITATION OF LIABILITY. NO PARTY SHALL BE REQUIRED TO PAY OR BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES (WHETHER OR NOT ARISING FROM ITS NEGLIGENCE) TO THE OTHER PARTY; PROVIDED, HOWEVER, THAT NOTHING IN THIS PROVISION SHALL AFFECT THE ENFORCEABILITY OR OPERATION OF SECTION 6(e) OF THIS AGREEMENT. IF AND TO THE EXTENT ANY PAYMENT REQUIRED TO BE MADE PURSUANT TO THIS AGREEMENT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PAYMENT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.

(r)	Application of Uniform Commercial Code. The parties agree that Section 2-609 of the New York Uniform Commercial Code and any analogous common law rights shall not apply to this Agreement.

(s)	Additional Definitions. Section 14 is hereby amended to include the following definitions in applicable alphabetical order:

“Borrowing Base Facility” means the First Amended and Restated Credit Agreement dated as of August 16, 2005 among Belden & Blake, certain of its subsidiaries as guarantors, the lender parties thereto, and BNP Paribas, as administrative agent, as the same may be amended, modified, or supplemented from time to time.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with U.S. generally accepted accounting principles consistently applied, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Collateral Trust Agreement” has the meaning specified in the Borrowing Base Facility.

“Change of Control” means the failure at any time of EnerVest Management Partners, Ltd. to serve as either the investment manager, general partner or managing member of the fund or funds that singly or in aggregate own not less than 60% on a fully diluted basis of the economic and voting interests in the capital stock of Belden & Blake.

“Hedging Policies” means the hedging policies of Belden & Blake as set forth in Exhibit A hereto.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with United States generally accepted accounting principles; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under the Employment Retirement Income Security Act of 1974, as amended from time to time), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that person regardless of whether the indebtedness secured thereby shall have been assumed by that person or is nonrecourse to the credit of that person; (vi) the face amount of any letter of credit issued for the account of that person or as to which that person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such person of the obligation of another; (viii) any obligation of such person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such person in respect of any exchange traded or over the counter derivative transaction whether entered into for hedging or speculative purposes.

“Other Permitted Second Priority Secured Indebtedness” means the 8.75% Senior Secured Notes due 2012 and any other Parity Lien Debt (as defined in the Collateral Trust Agreement), other than any Indebtedness arising under this Agreement.

“Parent Equity” means any capital contributions made or shares of capital stock or other equity interests purchased by any direct or indirect owner of Belden & Blake’s equity interests on or after the date hereof.

“Parent Indebtedness” means any Indebtedness owing by Belden & Blake or any of its Subsidiaries to any direct or indirect owner of Belden & Blake’s equity interests which is subordinated to the Indebtedness of Belden & Blake under this Agreement in a manner satisfactory to J. Aron in its reasonable discretion.

“Permitted First Priority Secured Indebtedness” means all Obligations (as defined in the Borrowing Base Facility) and any other Priority Lien Debt (as defined in the Collateral Trust Agreement), which, in the case of transactions that fall within clause (x) of the definition of Indebtedness, are Permitted Hedge Transactions and which in the case of funded debt for money borrowed under the Borrowing Base Facility do not in aggregate exceed the sum of (A) the difference between (i) $215 million minus (ii) 70% of all Other Permitted Second Priority Secured Indebtedness plus (B) amounts attributable to increases in the “Borrowing Base” (as defined in the Borrowing Base Facility but without regard to clause (b) of such definition)under the Borrowing Base Facility arising after the date of this Amended and Restated Agreement in accordance with the terms of the Borrowing Base Facility (it being understood that for this purpose such amount shall be determined in accordance with the Closing Date Standards).

“Permitted Hedge Transactions” means forwards, options or swaps in or in respect of commodities or in or in respect of interest rates or currencies (collectively, “Hedge Transactions”) that (i) are entered into by Belden & Blake after the date of this Amended and Restated Schedule and (ii) which, when aggregated with all outstanding Hedge Transactions, comply with the terms of the Hedging Policies and would not cause Belden & Blake not to be in compliance with the Hedging Policies.

“Permitted Second Priority Secured Indebtedness” means (i) the obligations of Belden & Blake under this Agreement, (ii) the obligations of Belden & Blake under the BNP Swap, if applicable (as defined in the Borrowing Base Facility as in effect on the date hereof), and (iii) Other Permitted Second Priority Secured Indebtedness.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

IN WITNESS WHEREOF, the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

BELDEN & BLAKE CORPORATION	J. ARON & COMPANY
By: /s/ James M. Vanderhider	By: /s/ Susan Rudov

Name: James M. Vanderhider	Name: Susan Rudov

Title: President and COO	Title: Vice President

Date: August 16, 2005	Date: August 15, 2005

Exhibit A

Hedging Policies

Belden & Blake Creditworthiness Requirements:	Not less than A from S&P or A2 from Moody’s

Tenor Restriction: Quantity (notional/actual) Limitation:	No hedge transaction shall have a settlement/delivery date that is more than 3 years from the trade execution date Total hedged quantity not to exceed 75% of PDPs